Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION REPORTS APRIL SALES RESULTS

MINNEAPOLIS, May 7, 2009 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the four weeks ended May 2, 2009 were $4,446 million, an increase of 4.5 percent from $4,253 million for the four weeks ended May 3, 2008. On this same basis, April comparable-store sales increased 0.3 percent.

“April sales results were in line with our guidance for the month,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “For the first quarter overall, retail segment financial performance was significantly better than expected, and the credit card segment performed in line with our prior guidance. As a result, we expect first quarter earnings per share results to be well above the current median First Call estimate of 52 cents.”

Highlights of expected first quarter financial performance include:

•                  Comparable-store sales performance modestly above expectation

•                  Better-than-expected gross margin rate performance, driven by favorable markup and fewer markdowns than expected

•                  Favorable retail SG&A expense rate performance, driven by continued strong expense controls and timing of recognition of certain items.

•                  Credit card results in line with prior guidance, including write-offs of approximately $300 million and continued improvement in early-stage delinquencies, resulting in no increase to the allowance for doubtful accounts at quarter-end.

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
April	$4,446	4.5	0.3	3.1

Year-to-date	$14,361	0.4	(3.7)	(0.7)

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, June 4, 2009. These recordings may be accessed by calling 612-761-6500.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states.

The statements on expected first quarter results are based on preliminary quarterly numbers and are subject to change after completion of our regular quarterly close processes.

Target Corporation news releases are available at www.target.com.

Contact:

Susan Kahn

John Hulbert

(612) 761-6735	(612) 761-6627

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